Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Erin Coller
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	coller@formulapr.com

CYMER REPORTS SECOND QUARTER 2011 OPERATING RESULTS

SAN DIEGO, Calif., July 21, 2011 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the second quarter ended June 30, 2011.

For the second quarter of 2011:

•

net income totaled $27.7 million, equal to $0.89 per share (diluted), compared to net income of $21.2 million, equal to $0.70 per share (diluted) in the second quarter of 2010 and net income of $28.8 million, equal to $0.94 per share (diluted) in the first quarter of 2011.

•	revenue totaled $158.2 million compared to revenue of $131.9 million in the second quarter of 2010, and revenue of $154.4 million in the first quarter of 2011.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “In the second quarter of 2011, we continued our focus on delivering products of increased customer value. Installed Base Products revenue increased five percent as compared to the previous quarter. Second quarter light source shipments remained at a high level as key customer deep ultraviolet (DUV) selections awarded to us in the second half of 2010 continued to translate into increased market share. We continued to increase our investment in extreme ultraviolet (EUV) and we recently completed the installation of our second EUV 3100 source at an additional chipmaker location. We also received acceptance from an additional customer of our second TCZ Gen 4 crystallization system. We continued to focus on ramping our EUV and TCZ manufacturing and support capabilities in response to recently received orders.”

In the second quarter of 2011, the company shipped 47 light sources, of which 28 were ArF immersion, 17 were KrF and 2 were ArF dry, and the company installed 56 light sources at chipmaker and other end user locations. Gross profit was $84.2 million for the second quarter of 2011, yielding a 53.2 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $47.3 million. Total operating income was $36.9 million or 23.3 percent of revenue. The second quarter effective tax rate was 25 percent. As of June 30, 2011, cash and investments totaled $281 million.

DUV and IBP bookings for the second quarter of 2011 totaled $141.3 million, resulting in a book-to-bill ratio of 0.91. Fifty-four percent of the DUV bookings in the second quarter were ArF immersion, 41 percent were KrF, and 5 percent were ArF dry. The company ended the quarter with a DUV backlog of $57.8 million. In addition to the DUV backlog, the company previously announced significant orders for EUV 3100 and 3300 sources and TCZ systems.

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CYMER REPORTS SECOND QUARTER 2011 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook, Akins stated, “The lower level of second quarter DUV light source orders is reflective of chipmakers recently assessing their capital investments. As a result, we expect to ship a significantly reduced number of DUV light sources in the third quarter. Our investment in advanced performance enhancements for our flexible power DUV light sources and our focus on product reliability continues to strengthen our competitive position. Therefore, we believe when light source demand improves we will continue to be very well positioned to support customer equipment investment. We anticipate that our Installed Base Products revenue will remain strong, primarily driven by installed base growth, pulse mix and initial expansion to EUV and TCZ products. In spite of slowing DUV demand, we are committed to EUV source development and commercialization as we believe that our LPP EUV source technology is the most viable path towards enabling the extension of Moore’s Law. Customer pull for EUV and TCZ products is a significant driver of future growth for the company.”

Based on information available at this time, Cymer is providing the following guidance for the third quarter of 2011:

•	Revenue to be approximately $130 million.

•	Gross margin to be approximately 50 percent.

•	R&D expenses to be approximately $34.5 million.

•	SG&A expenses to be approximately $16.5 million.

•	The third quarter effective tax rate to be approximately 21 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 21, 2011, to discuss second quarter operating results and third quarter 2011 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS SECOND QUARTER 2011 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the development of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV 3100 sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS SECOND QUARTER 2011 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue	$158,235	$131,864	$312,633	$245,645
Cost of revenue	74,051	62,373	148,936	119,338

Gross profit	84,184	69,491	163,697	126,307

Operating expenses:
Research and development	30,455	21,617	58,234	41,502
Sales and marketing	5,992	6,332	12,026	11,466
General and administrative	10,825	10,346	20,868	19,557

Total operating expenses	47,272	38,295	91,128	72,525

Operating income	36,912	31,196	72,569	53,782

Other income (expense):
Foreign currency exchange gain (loss)	122	(160)	906	(56)
Interest income	116	173	262	313
Interest expense	(204)	(139)	(337)	(316)
Other income (expense)	2	—	3	—

Total other income (expense)	36	(126)	834	(59)

Income before income taxes	36,948	31,070	73,403	53,723
Income tax expense	9,227	9,858	16,883	16,654

Net income	$27,721	$21,212	$56,520	$37,069

Net loss attributable to noncontrolling interest in subsidiary	—	—	—	148

Net income attributable to Cymer, Inc.	$27,721	$21,212	$56,520	$37,217

Earnings per share:
Basic	$0.91	$0.71	$1.86	$1.25

Diluted	$0.89	$0.70	$1.83	$1.23

Weighted average shares outstanding:
Basic	30,529	29,716	30,364	29,856

Diluted	30,993	30,127	30,925	30,194

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CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$201,809	$154,312
Short-term investments	65,526	54,964
Accounts receivable, net	131,066	127,747
Inventories	218,818	213,002
Deferred income taxes	12,555	11,961
Other current assets	58,285	55,027

Total current assets	688,059	617,013
Long-term investments	13,666	7,506
Property, plant and equipment, net	110,587	104,705
Deferred income taxes	34,538	35,690
Goodwill	17,471	8,833
Intangible assets, net	10,867	7,645
Other assets	7,604	5,939

Total assets	$882,792	$787,331

LIABILITIES
Current liabilities:
Accounts payable	$33,599	$27,731
Deferred revenue	46,882	30,593
Deferred income taxes	176	0
Other current liabilities	45,009	68,121

Total current liabilities	125,666	126,445
Deferred revenue	2,664	690
Deferred income taxes	1,813	21
Other liabilities	25,873	21,920

Total liabilities	156,016	149,076

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	44	43
Additional paid-in capital	646,091	620,272
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive income (loss)	3,300	(2,881)
Retained earnings	570,231	513,711

Total equity	726,776	638,255

Total liabilities and equity	$882,792	$787,331

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CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	June 30,
	2011	2010
Operating activities:
Net income	$56,520	$37,069
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	9,663	9,789
Stock-based compensation	7,268	5,180
Bad debt recoveries	(176)	(696)
Excess tax benefits from stock option exercises	(3,820)	(1,370)
Provision for deferred income taxes	5,337	(3,669)
Loss on disposal or impairment of property, plant and equipment	67	61
Change in assets and liabilities:
Restricted cash	—	(3,754)
Accounts receivable	(2,711)	(36,676)
Accounts receivable, related party	—	732
Inventories	(9,994)	(17,745)
Other assets	(4,089)	(1,434)
Accounts payable	6,131	12,520
Accounts payable, related party	—	(9,157)
Deferred revenue	19,795	(1,362)
Other liabilities	(25,686)	2,103

Net cash provided by (used in) operating activities	58,305	(8,409)

Investing activities:
Acquisition of property, plant and equipment	(9,307)	(7,879)
Cash paid for acquisition of eDiag, net of cash acquired	(3,785)	—
Purchases of investments	(87,664)	(57,880)
Proceeds from sold or matured investments	70,711	50,659

Net cash used in investing activities	(30,045)	(15,100)

Financing activities:
Proceeds from issuance of common stock	14,901	3,017
Purchase of noncontrolling interest	—	(1,456)
Excess tax benefits from stock option exercises	3,820	1,370
Repurchase of common stock into treasury	—	(19,310)
Payments under capital lease obligations	(40)	—

Net cash provided by (used in) financing activities	18,681	(16,379)

Effect of exchange rate changes on cash and cash equivalents	556	316

Net increase (decrease) in cash and cash equivalents	47,497	(39,572)
Cash and cash equivalents at beginning of the period	154,312	118,381

Cash and cash equivalents at end of the period	$201,809	$78,809

Supplemental disclosure of cash flow information:
Interest paid	$149	$196

Income taxes paid	$24,904	$24,143

Supplemental disclosure of non-cash operating, investing and financing activities:

Net increase (decrease) in acquisition of property and equipment included in accounts payable	$41	$(2,268)

Net decrease in in-transit proceeds from issuance of common stock	$(14)	$(81)

Property and equipment acquired under capital lease obligations	$324	—

Future install payments for acquisition of eDiag	$(8,184)	—

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